CFO

ADVANTAGE, INC.

May 17, 2004

United States Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N.W.

Washington, DC 20549

Dear Sir or Madam:

We have read Item 4 of Form 8-K/A dated April 22, 2004, of Left Right Marketing Technology Inc. and are in agreement with each of the statements containing information that relates to our firm set forth on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

If you should have any question or need additional information, please call me at 702-736-1852.

Very truly yours,

/s/ CFO Advantage, Inc.

CFO Advantage, Inc.